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                                                                     Exhibit 4.2



                             DATAPATH SYSTEMS, INC.
                   AMENDED AND RESTATED 1997 STOCK OPTION PLAN



        1. PURPOSE OF THE PLAN

        The DataPath Systems, Inc. Amended and Restated 1997 Stock Option Plan (the "Plan") amends and restates the 1997 Stock Option Plan and is intended to promote the interests of DataPath Systems, Inc. (the "Corporation") by providing incentives to (i) certain employees of the Corporation who are responsible for the management, growth, or financial success of the Corporation, (ii) certain non-employee members of the Corporation's Board of Directors (the "Board"), and
(iii) certain non-employee consultants who perform valuable services for the Corporation ("Optionees"), in order to encourage them to acquire a proprietary interest, or increase their proprietary interest, in the Corporation and to continue to perform services for the Corporation.

        2. ADMINISTRATION OF THE PLAN

               (a) The Plan shall be administered by the Board. The Board may at any time appoint a committee ("Committee") of two (2) or more individuals and delegate to such Committee one or more of the administrative powers allocated to the Board pursuant to the provisions of the Plan. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

               (b) The Plan Administrator, either the Board or the Committee to the extent the Committee is at the time responsible for the administration of the Plan, shall have full power and authority to determine (i) which employees shall receive option grants, (ii) the number of shares to be covered by each such option grant. (iii) whether each granted option is to be an incentive stock option ("Incentive Option")which satisfies the requirements of Section 422 of the Internal Revenue Code (the "Code") or a Non-Statutory option not intended to meet such requirements, (iv) the time or times at which each such option is to become exercisable, (v) the option price for each such option, (vi) the maximum term for which such option is to be outstanding, and (vii) all other terms and conditions upon which such option may be exercised. The Plan Administrator shall have the full power and authority, subject to the provisions of the Plan, to establish such rules and regulations it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding option as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option. No person acting under this subsection shall be held liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

        3. DEFINITIONS

               (a) Change in Control means the acquisition of twenty-five percent (25%) or more of the Company's outstanding voting securities pursuant to a tender or exchange offer (i) which is made by a person or group of related persons other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with, the Corporation and
(ii) which the Board does not recommend the Corporation's shareholders accept.

               (b) Corporate Transaction means (i) a consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving entity, except for a transaction, the principal purpose of which is to change the state of the Corporation's incorporation, (ii) a merger, consolidation, or reorganization of the Corporation pursuant to which more than fifty percent (50%) of its outstanding voting securities are converted into cash or other securities, (iii) the sale, transfer, or other disposition of all or substantially all of the assets of the Corporation, or (iv) a -reverse merger in which the Corporation is the surviving entity but in which fifty percent (50%) or more of the Corporation's

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outstanding voting securities are transferred to holders different from those who held them immediately prior to such merger.

               (c) Fair Market Value of one (1) share of Common Stock shall be determined in accordance with subsections (i) through (iv) below. No Shareholder shall have the right to contest the determination of Fair Market Value pursuant to subsections (i) through (iii) below.

                      (i) If the Common Stock is not at the time listed or admitted to trading on any stock exchange or the NASDAQ National Market System, but is traded in the over-the-counter market, the Fair Market Value shall be the mean between the highest bid price and the lowest asked price per share of Common Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system (the "NASDAQ NMS System"). If there are no reported bid and asked prices for the Common Stock on the date in question, then the mean between the highest bid price and lowest asked price on the last preceding date for which such quotations exist shall be determinative of Fair Market Value.

                      (ii) If the Common Stock is at the time traded over-the-counter on the NASDAQ NMS System, the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question as such price is reported by the NASDAQ NMS System. If there is no reported closing selling price for Common Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

                      (iii) If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

                      (iv) If the Common Stock is at the time not listed or admitted to trading on any stock exchange, the NASDAQ NMS System, or traded in the over-the-counter market, then the Plan Administrator shall determine Fair Market Value after taking into account such factors as it deems appropriate and as are reasonable pursuant to the Code, including one (1) or more independent professional appraisals. If the Plan Administrator is unable to agree upon the Fair Market Value within ninety (90) days after the close of the Corporation's fiscal year or within sixty (60) days after a request for determination by an Optionee or the Board, then within five (5) days after the end of such period, the Board, in good faith, shall appoint a qualified appraiser, and the Corporation shall pay the fees and expenses of such appraiser. Each Optionee shall be entitled to provide to the qualified appraiser such information as the Optionee deems relevant. The qualified appraiser shall be instructed to determine the Fair Market Value and give written notice to the Board and/or the Optionee within thirty (30) days following his appointment. If he fails, refuses, or is unable to make a determination of Fair Market Value, then a new qualified appraiser shall be appointed by the Board and the provisions with regard to the initial appraiser shall apply.

        If an Optionee contests such Fair Market Value, he shall be entitled, at his expense, to appoint a second (2nd) qualified appraiser. If the lower of the two (2) appraisals is greater than or equal to ninety percent (90%) of the higher appraisal, the Fair Market Value shall be equal to the arithmetic mean of the two (2) appraisals. If the lower of the two (2) appraisals is less than ninety percent (90%) of the higher appraisal, then the two (2) appraisers shall select a third (3rd) appraiser within fifteen (15) days from completion of the two (2) appraisals, or if they cannot agree upon a third (3rd) appraiser, shall apply to the Superior Court of California located in Santa Clara County to select a third (3rd) qualified appraiser. Within forty-five (45) days of his appointment, the third (3rd) appraiser shall independently determine the Fair Market Value and it shall be equal to the arithmetic mean of the two (2) closest appraisals. The Optionee shall pay the fees and expenses of the second (2nd) appraiser and the Optionee and the Corporation shall split payment of the fees and expenses of the third (3rd) appraiser, if appointed.

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               (d) Service Provider means an individual for so long as he/she renders periodic services to the Corporation or one or more of its parent or subsidiary corporations, whether as an employee, non-employee member of the Board, or an independent, non-employee consultant.

        4. ELIGIBILITY FOR OPTION GRANTS

        Employees of the Corporation, whether or not they are officers and/or members of the Board, members of the Board who are not employees of the Corporation, and non-employee consultants to the Corporation shall be eligible for selection to receive option grants under the Plan.

        5. STOCK SUBJECT TO THE PLAN

               (a) The stock issuable under the Plan shall consist of shares of the Corporation's authorized but unissued or reacquired common stock ("Common Stock"). The aggregate number of shares issuable over the term of the Plan shall be one million (1,000,000), subject to adjustment as provided in subsection (b) or subject to adjustment by a vote of the majority of the Board. If an option expires or terminates for any reason prior to exercise or surrender in full, including options canceled in accordance with the cancelation-regrant provisions of Section 10, the shares subject to the portion of the option not so exercised or surrendered shall be available for subsequent option grants under the Plan. Shares subject to an option, or portion of an option, surrendered in accordance with Section 8 and shares repurchased by the Corporation pursuant to its repurchase rights under the Plan shall not be available for subsequent option grants under the Plan.

               (b) In the event any change is made to the Common Stock issuable under the Plan by reason of (i) any Corporate Transaction or (ii) any stock split, stock dividend, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then unless such change results in the termination of all outstanding options under the Plan as a result of the Corporate Transaction, appropriate adjustments shall be made to (i) the aggregate class and/or number of shares issuable under the Plan and (ii) the class and/or number of shares and price per share of the Common Stock subject to each outstanding option in order to prevent the dilution or enlargement of benefits thereunder.

        6. TERMS AND CONDITIONS OF OPTIONS

               (a) General Requirements. Each option granted under the Plan (i) shall be authorized by action of the Plan Administrator and (ii) shall be evidenced by a Stock Option Agreement ("Stock Option Agreement") that complies with each of the terms and conditions of this Section and identifies such option as either an Incentive Option or as a Non-Statutory option. Individuals who are not employees of the Corporation may only be granted Non-Statutory options.

               (b) Option Price

                      (i) The option price per share shall be fixed by the Plan Administrator, but in no event shall the option price per share be less than eighty-five percent (85%) of the Fair Market Value of one (1) share of Common Stock on the date of the option grant.

                      (ii) If the Optionee is, on the date of grant, an owner of stock, as determined under Section 424(d) of the Code, who possesses more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (a "10% Shareholder"), then the option price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value of one (1) share of Common Stock on the date of the option grant.

                      (iii) The option price shall be paid upon exercise of the option and shall, subject to the provisions of Section 11 and the Stock Option Agreement, be payable in one of the following alternative forms (as determined by the Plan Administrator):

                             (A) Full payment in cash or check; or

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                             (B) Full payment in shares of Common Stock held by
the Optionee for at least six (6) months and having a Fair Market Value on the date of exercise equal to the option price; or

                             (C) Full payment through a combination of shares of
Common Stock held by the Optionee for at least six (6) months and having a Fair Market Value on the date of exercise and cash or check, equal in the aggregate to the option price.

        For purposes of this subsection (iii), the date of exercise shall be the first date on which the Corporation shall have received both written notice of the exercise of the option and payment of the option price for the purchased shares.

               (c) Term and Exercise of Options. Each option granted under the Plan shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the Stock Option Agreement evidencing such option, however, no option granted under the Plan shall have a term in excess of ten (10) years from its date of grant, or, in the case of an option granted to a 10% Shareholder, a term in excess of five (5) years from the date of grant, and no option granted under the Plan shall become exercisable at a rate less than twenty percent (20%) per year over the five (5) year period from the date of the option grant, subject to Optionee continuing to be a Service Provider to the Corporation. Exercisable installments may be exercised in whole or in part, and, to the extent not exercised, shall accumulate and be exercisable at any time on or before the expiration date of the option term ("Expiration Date") or sooner termination of the option term. In no event shall any option be exercisable for any fractional shares. An option by its terms shall not be assignable or transferable by Optionee other than by will or by the laws of descent and distribution; during the lifetime of Optionee, such option shall be exercisable only by Optionee. Options shall be exercised by written notice to the Corporation (in such terms as the Plan Administrator may specify), together with payment of the option price.

               (d) Effect of Termination of Employment

                      (i) If Optionee ceases to be a Service Provider for any reason ("Termination Date"), except death, or permanent and total disability as defined in Section 22(e)(3) of the Code, while the holder of one (1) or more outstanding options under the Plan, then such option(s) shall not (except to the extent otherwise provided pursuant to Section 12 below) remain exercisable for more than a ninety (90) day period (or such shorter period determined by the Plan Administrator and specified in the Stock Option Agreement evidencing the grant) following the Termination Date. In no event shall such option be exercisable after the Expiration Date. Each such option shall, during such ninety (90) day or shorter period, be exercisable only to the extent of the number of shares, if any, for which the option was exercisable on the Termination Date. Upon the expiration of such ninety (90) day or shorter period or, if earlier, upon the Expiration Date, the option shall terminate and cease to be exercisable. If Optionee ceases to be a Service Provider by reason of death, or permanent and total disability as defined in Section 22(e)(3) of the Code, while the holder of one (1) or more outstanding options under the Plan, then all of the above provision of this Section 6(d)(i) shall apply except that, if the cessation is due to death, then the applicable period shall be six (6) months, and if the cessation is due to permanent and total disability, then the applicable period shall be one (1) year.

                      (ii) Any option granted to an Optionee under the Plan and exercisable in whole or in part on the date of the Optionee's death may be subsequently exercised, but only to the extent of the number of shares, if any, for which the option was exercisable on the date of Optionee's death, by the personal representative of Optionee's estate or by the person(s) to whom the option was transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution but such exercise must occur prior to the earlier of (i) one hundred (180) days from the date of the Termination Date or
(ii) the Expiration Date. Upon the occurrence of the earlier event, the option shall terminate and cease to be exercisable.

                      (iii) Notwithstanding subsections (i) and (ii) above, the Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at the time the Termination Date, to establish as a provision applicable to the exercise of one or more options granted under the Plan that during the limited period of exercisability following the Termination Date as provided in Section 6(d)(i) above, the option may be exercised not only with respect to the number of shares for which it is exercisable at the time of the Termination Date but also with respect

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to one or more subsequent installments of purchasable shares for which the option would otherwise have become exercisable had the Termination Date not occurred.

               (e) Restrictions Applicable to Common Stock Issued on Exercise

                      (i) Common Stock issuable upon exercise of any option granted under the Plan may be subject to such restrictions on transfer, repurchase rights, or other restrictions as may be determined by the Plan Administrator, including the right of the Corporation, exercisable upon the Termination Date, to repurchase at the then existing Fair Market Value all or any portion of the shares of Common Stock previously acquired by the Optionee upon the exercise of such option. Any such repurchase right shall be exercisable by the Corporation upon such terms and conditions as the Plan Administrator may specify in the instrument evidencing such right, subject to the limitations set forth in Rule 260.140.41(k) of the Regulations of the California Corporations Commission. The Plan Administrator shall also have full power and authority to accelerate the termination of the Corporation's outstanding repurchase rights, in whole or in part, and thereby vest Optionees in one or more purchased shares, upon the occurrence of any Corporate Transaction.

                      (ii) The Plan Administrator may assign the Corporation's repurchase rights specified under subsection (i) above to any person or entity selected by the Plan Administrator, including one or more shareholders of the Corporation. If the selected assignee is other than a parent or subsidiary corporation of the Corporation then the assignee must make a cash payment to the Corporation, upon the assignment of the repurchase rights, in an amount equal to the excess (if any) of the Fair Market Value of the unvested shares at the time subject to the repurchase rights and the aggregate repurchase price payable for such unvested shares thereunder.

                      (iii) The Plan Administrator may also in its discretion establish as a term and condition of one or more options granted under the Plan that the Corporation shall have a right of first refusal with respect to any proposed sale or other disposition by Optionee (or any successor in interest by reason of purchase, gift, or other mode of transfer) of any shares of Common Stock issued upon the exercise of such options. Any such right of first refusal shall be exercisable by the Corporation (or its assignees) in accordance with the terms and conditions set forth in the instrument evidencing such right.

               (f) Investment Purpose. If necessary or advisable to comply with applicable Federal or state securities laws, any option granted under the Plan may be granted on the condition that Optionee agrees that the purchase of shares of Common Stock thereunder is for investment and not with a view to the resale or distribution of such stock and that such shares shall be disposed of only in accordance with such laws. As a condition to issuance of any shares purchased upon the exercise of any option granted pursuant to the Plan, Optionee, his executor, administrator, heir or legatee (as the case may be) receiving such shares may be required to deliver to the Corporation an instrument, in form and substance satisfactory to the Plan Administrator and its counsel, implementing such agreement. Any such condition may be eliminated by the Plan Administrator if the Plan Administrator determines it is no longer necessary or advisable.

               (g) Shareholder Rights. No Optionee shall have any of the rights of a shareholder with respect to any shares covered by an option until such Optionee has exercised the option.

               (h) Withholding on Non-Statutory Options

                      (i) In the event that an Optionee is required to pay to the Corporation an amount with respect to income and employment tax withholding obligations in connection with the exercise of a Non-Statutory option, the Plan Administrator may, in its discretion and subject to such rules as it may adopt, permit the Optionee to satisfy the obligation, in whole or in part, by making an irrevocable election that a portion of the total value of the shares of Common Stock subject to the Non-Statutory option be paid in the form of cash in lieu of the issuance of Common Stock and that such cash payment be applied to the satisfaction of the withholding obligations.

                      (ii) If Optionee is subject to the trading restrictions of
Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act") at the time of exercise of an option, an election under this subsection (h) by such individual shall be made either (i) at least six (6) months prior to the date the amount of withholding tax due with respect

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to the exercise is calculated (the "Tax Date") or (ii) on or prior to the Tax
Date, within the period as defined in Rule 16b-3(e)(3) under the 1934 Act; and shall apply only to options exercised six (6) months or more after the date of grant (unless the Optionee dies or becomes permanently and totally disabled prior to the expiration of such six (6) month period). Should the Tax Date be deferred for six (6) months following the exercise date, the full amount of shares purchased under the exercised option shall be issued to Optionee upon exercise, but such individual shall be obligated unconditionally, upon arrival of his withholding election to tender back to the Corporation on the Tax Date the requisite number of shares of Common Stock (plus cash for any fractional amount) needed to satisfy the designated percentage of his Federal and state income and employment tax withholding liability.

        7. INCENTIVE OPTIONS

               (a) General Conditions. The terms and conditions set forth in this Section shall apply to all Incentive Options granted under the Plan. Incentive Options may only be granted to individuals who are employees of the Corporation or any of its parent or subsidiary corporations. Options that are specifically designated as "Non-Statutory" options when issued under the Plan shall not be subject to such terms and conditions.

               (b) Option Price. The option price per share of the Common Stock subject to an Incentive Option shall not be less than one hundred (100%) of the Fair Market Value of a share of Common Stock on the date of grant. If Optionee is a 10% Shareholder however, then the option price per share of the Common Stock shall not be less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date of grant.

               (c) Dollar Limitation. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee under this Plan may become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000.00). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as Incentive Options under the Federal tax laws shall be applied on the basis of the order in which such options are granted.

        Except as modified by the preceding provisions of this Section 7, all the provisions of the Plan shall be applicable to the Incentive Options granted hereunder.

        8. LIMITED SURRENDER RIGHTS

               (a) In the event of a Change in Control at a time when one or more classes of the Corporation's equity securities are registered under Section 12(g) of the 1934 Act, then each Optionee who is an officer or director at the time subject to the short-swing profit restrictions of the Federal securities laws shall have the right to surrender any or all options held by such individual under this Plan, to the extent such options are at the time exercisable for vested shares, and receive in exchange therefore an appreciation distribution from the Corporation. The appreciation distribution shall be equal in amount to the excess of (i) the Change in Control Price (on the date of surrender) of the number of shares in which the Optionee is at the time vested under the surrendered option or portion thereof over (ii) the aggregate option price payable for such vested shares. The limited surrender right provided by this Section 8 shall be exercisable for a period not to exceed thirty (30) days from the occurrence of the Change in Control. The approval of the Board shall not be required for such surrender and the distribution to which such individual shall become entitled upon such surrender shall be made entirely in cash.

               (b) For purposes of subparagraph (a) above, the Change in Control Price per share of the vested Common Stock subject to the surrendered option shall be deemed to be equal to the Fair Market Value.

        9. SALE, MERGER, REORGANIZATION, ETC.

               (a) In the event of a Corporate Transaction, each outstanding option to the extent not otherwise fully exercisable, shall immediately prior to the effective date of the Corporate Transaction, become fully exercisable for up to the total number of shares of Common Stock purchasable under such option and may be exercised for all or any portion

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of such shares. Upon consummation of a Corporate Transaction, this option shall, to the extent not previously exercised, paid in full, or assumed by the successor corporation or an affiliate thereof, terminate.

               (b) In no event shall any such acceleration in connection with a Corporate Transaction occur if: (i) the terms of the agreement of the Corporate Transaction require as a condition to consummation that the option shall either to be assumed by the successor corporation or affiliate thereof or be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or affiliate thereof, (ii) such option is to be replaced by a comparable cash incentive program of the successor corporation based on the value of the option at the time of the Corporate Transaction, or (iii) the acceleration of such option is subject to other applicable limitations imposed by the Plan Administrator in the relevant stock option agreement. The determination of comparability under clause (i) or (ii) above shall be made by the Plan Administrator, and its determination shall be final, binding, and conclusive.

               (c) In no event shall any such acceleration occur in connection with a Corporate Transaction unless the Plan Administrator, in its discretion, determines that such acceleration is appropriate. Notwithstanding the above, in the event of any Corporate Transaction the Plan Administrator shall have the discretion to cancel any options, in whole or in part, subject to such conditions as the Plan Administrator may determine, upon payment to Optionee with respect to each option then exercisable an amount in cash equal to the excess of (a) the Fair Market Value, at the effective date of such Corporate Transaction, of the consideration Optionee would have received if the option had been exercised immediately prior to the effective date of such Corporate Transaction over (b) the option price.

               (d) In connection with any such Corporate Transaction, the exercisability as an Incentive Option of any accelerated options under the Plan shall remain subject to the applicable dollar limitation of Section 7(c).

               (e) The grant of options under this Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets.

        10. CANCELLATION AND NEW GRANT OF OPTIONS

        The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected Optionees, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefore new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than eighty-five percent (85%) of Fair Market Value (one hundred percent (100%) of Fair Market Value in the case of an Incentive Option or, in the case of a 10% Shareholder, not less than one hundred ten (110%) of Fair Market Value) on the new grant date.

        11. LOANS OR GUARANTEE OF LOANS

        The Plan Administrator may, in its discretion, assist any Optionee (including an Optionee who is an officer or member of the Board) in the exercise of one or more options under the Plan, including the satisfaction of any Federal and state income and employment tax obligations arising therefrom by (i) authorizing the extension of a loan from the Corporation to such Optionee, (ii) permitting the Optionee to pay the option price in installments over a period of years, or (iii) authorizing a guarantee by the Corporation of a third party loan to the Optionee. Any such assistance shall be upon such terms (including the interest rate and terms of repayment) as the Plan Administrator specifies in the Stock Option Agreement. Loans, installment payments, and guarantees may be granted with or without security or collateral (other than to Optionees who are consultants or independent contractors, in which event the loan must be adequately secured by collateral other than the purchased shares), but the maximum credit available to the Optionee shall not exceed the sum of (i) the aggregate option price payable for the purchased shares plus (ii) any Federal and state income and employment tax liability incurred by the Optionee in connection with the exercise of the option.

        12. EXTENSION OF EXERCISE PERIOD

        The Plan Administrator shall have full power and authority to extend the period of time for which the option is to remain exercisable following the Termination Date from the ninety (90) day or shorter period set forth in the Stock

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Option Agreement to such greater period of time as the Plan Administrator shall deem appropriate. In no event shall such option be exercisable after the specified expiration date of the option term.

        13. AMENDMENT OF THE PLAN AND OPTIONS

               (a) The Board shall have complete and exclusive power and authority to amend the Plan and the Plan Administrator may amend or modify outstanding options issued under the Plan in any or all respects whatsoever not inconsistent with the terms of the Plan; however, except to the extent necessary to qualify options under the Plan as Incentive Options, no such amendment shall adversely affect the rights and obligations of an Optionee with respect to options at the time outstanding under the Plan unless the Optionee consents to such amendment and the Board shall not, without the approval of the Corporation's shareholders, amend the Plan to (i) alter the number of shares issuable under the Plan, except for permissible adjustments under Section 5(b) or subsection (b), (ii) materially increase the benefits accruing to individuals who participate in the Plan, or (iii) modify the eligibility requirements for the grant of options under the Plan.

               (b) Options may be granted under the Plan to purchase shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided (i) an amendment to increase the maximum number of shares issuable under the Plan is adopted by the Board prior to the initial grant of any such option and is thereafter submitted to the Corporation's shareholders for approval and (ii) each option so granted is not to become exercisable, in whole or in part, at any time prior to obtaining such shareholder approval.

        14. EFFECTIVE DATE AND TERM OF PLAN

        Unless the Plan is sooner terminated in accordance with Section 9, no option may be granted under the Plan after the earlier of (i) approval by the Board of Directors or (ii) the date on which all shares available for issuance under the Plan have been issued or canceled pursuant to the exercise or surrender of options granted hereunder.

        15. USE OF PROCEEDS

        Any cash proceeds received by the Corporation from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.

        16. INFORMATION TO OPTIONEES

        The Corporation shall deliver financial and other information regarding the Corporation, on an annual or more frequent basis, to each individual holding an outstanding option under the Plan, to the extent the Corporation is required to provide such information pursuant to Rule 260.140.46 of the Regulations of the California Corporations Commissioner.

        17. WITHHOLDING

        The Corporation's obligation to (a) deliver stock certificates upon the exercise of any option or (b) pay cash upon the surrender of any option granted under the Plan shall be subject to the Optionee's satisfaction of all applicable Federal, state, and local income and employment tax withholding requirements.

        18. REGULATORY APPROVALS

        The implementation of the Plan, the granting of any option under the Plan, and the issuance of Common Stock upon the exercise of any such option shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it, and the Common Stock issued pursuant to it.